[HOME BANCORP LOGO]	EXHIBIT 99.2

HOME BANCORP
132 East Berry Street
Fort Wayne, Indiana 46801
Telephone: (219) 422-3502

Dear Fellow Stockholder:

          On behalf of the Board of Directors of Home Bancorp, we cordially invite you to attend the Special Meeting of Stockholders of Home Bancorp to be held at _______, local time, on ___________, 2000, at _____________, located at 132 East Berry Street, Fort Wayne, Indiana, for the purpose of considering and acting upon:
1.

The approval and adoption of a proposed amendment to Article 11 of Home's Articles of Incorporation that would repeal the "10% limitation" that could inhibit Home's ability to enter into the Merger Agreement;

2.

The approval and adoption of the Agreement and Plan of Merger, dated as of June 15, 2000, among Home, Old Kent Financial Corporation, and OK Acquisition Corporation, a wholly owned subsidiary of Old Kent, pursuant to which OK Acquisition Corporation will merge into Home and each share of Home common stock will be converted into 0.6945 of a share of Old Kent common stock (and cash in lieu of fractional shares); and

3.	Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

          The substance of the proposed amendment and the terms of the Merger Agreement, as well as other important information relating to Old Kent, Home, and the combined company, are contained in the attached prospectus and proxy statement. Please give this document your careful attention. The Board of Directors of Home has approved the proposed amendment to Article 11 and the Merger Agreement and unanimously recommends that Home's stockholders vote "FOR" their approval and adoption. Only holder of Home common stock as of the close of business on ________, 2000 are entitled to vote at the Special Meeting.

          Because of the significance of the proposed merger to Home, your vote at the Special Meeting, either in person or by proxy, is especially important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before the Special Meeting, as more fully explained in the attached prospectus and proxy statement. Thank you for your prompt attention to this important matter.

Sincerely,
________, President	/s/ Gary L. Hemrick Gary L. Hemrick, Secretary

Fort Wayne, Indiana
______________, 2000